Insured John Doe
Flexible Premium Variable Annuity Contract - Nonparticipating	Contract Number 9999999
Agency 0123

Annuity proceeds payable at maturity date. Death proceeds payable in event of death of Annuitant prior to maturity date. Flexible premiums payable until maturity date or prior death of Annuitant.
The contract value of this contract may increase or decrease daily depending on the investment experience of the subaccounts. There is no guaranteed minimum contract value.
Kansas City Life Insurance Company will pay the proceeds of this contract according to the provisions on this and the following pages, all of which are part of this contract. This contract is a legal contract between you and Kansas City Life Insurance Company. READ YOUR CONTRACT CAREFULLY.

Signed for Kansas City Life Insurance Company, a stock company, at its Home Office, 3520 Broadway, PO Box 219139, Kansas City, MO 64121-9139.
Secretary	President

10-Day Right To Examine Contract
Please examine this contract carefully.  If you are not satisfied, you may return the contract to us or to your agent within 10 days of its receipt.  If returned, the contract will be void from the beginning and we will refund the contract value, plus the $30.00 annual administration fee, if charged, as of the earlier of the date the returned contract is received by us at our Home Office or the date the returned contract is received by the Kansas City Life representative who sold you the contract.

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GUIDE TO CONTRACT PROVISIONS

		Page
Section 1:	Contract Data	3
Section 2:	Definitions	7
Section 3:	Contract Proceeds	8
Section 4:	General Provisions	9

	4.1 Contract
	4.2 Authority to Change Contract
	4.3 Modifications
	4.4 Incontestability
	4.5 Age and Sex
	4.6 Option to Change Maturity Date
	4.7 Contract Termination
	4.8 Contract Loans
	4.9 Nonparticipating
	4.10 Annual Report
	4.11 Basis of Computation

Section 5:	Premium Provisions	10
Section 6:	Ownership, Assignment and Beneficiary Provisions	11
Section 7:	Contract Values	11
Section 8:	The Variable Account	14
Section 9:	Transfer Privilege	15
Section 10:	Settlement Options	16

A copy of the original application and any additional benefits provided by rider or endorsement follow page 18.

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SECTION 1. CONTRACT DATA

BENEFICIARY
As stated in the application or in any subsequent agreements, amendments, or endorsements.

OWNER
The Annuitant

ISSUE AGE
[35]

SEX
[Male]

REDETERMINATION DATES
[May 01, 2018] and subsequent Contract
    Anniversaries

GUARANTEED INTEREST RATE FOR THE FIXED ACCOUNT [1%]
The guaranteed interest rate for the fixed account
will be redetermined as described in Section 7.3,
Guaranteed Interest Rate for the Fixed Account.
The guaranteed interest rate for the fixed account
will always be at least 1% and no more than 3%.

CONTRACT NUMBER
9999999

ANNUITANT
John Doe

CONTRACT DATE
May 01, 2011

MATURITY DATE
May 01, 2061

MONTHLY LIFE
INCOME FACTOR
[$7.46 per $1,000 of
maturity proceeds]

GUARANTEED PAYMENT
PERIOD
[120 Months]

AGENCY
0001

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SECTION 1. CONTRACT DATA (CONTINUED)
DATE PREPARED:05/01/2011

       ANNUITANT         CONTRACT NUMBER
       John Doe9999999

                              ANNUAL         PREMIUMS
FORM NO.     BENEFIT DESCRIPTION          AMOUNT   PAYABLE
---------------                -------------------                        -----------                    ------
J185      Flexible Premium                 $1,000     To age [85]*
        Variable Annuity Contract
Nonparticipating

    TOTAL ANNUAL PREMIUM        $1,000

*Premiums are payable according to the flexible premium provision of this contract.

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SECTION 1. CONTRACT DATA (CONTINUED)
DATE PREPARED:05/01/2011

ANNUITANT                                                CONTRACT NUMBER
John Doe9999999

EXPENSE CHARGES

MORTALITY AND EXPENSE RISK CHARGE
1.25% (on an annual basis) of the average daily net assets of the variable account.

ASSET-BASED ADMINISTRATION CHARGE
0.15% (on an annual basis) of the average daily net assets of the variable account.

ANNUAL ADMINISTRATION FEE
$30.00 at the beginning of each contract year.  This fee will be waived if the contract value is $50,000 or more at the beginning of the contract year.

TABLE OF SURRENDER CHARGES

CONTRACTSURRENDER
YEAR *         CHARGE
       ------                     -----------
0-3          7%
4         6
5        5
6        4
7        2
     8+           0

*Contract year means completed contract years during which the contract is in force.

The Surrender Charge Percentage is a percentage of the amount surrendered. The percentage will be 7% for surrenders occurring during the first three contract years and will decrease as shown in the table above.

The Surrender Charge Cap is 8.5% of the total premiums paid, less partial surrenders.

The surrender charge is the lesser of:

(a) the Surrender Charge Percentage shown in the table of surrender charges; or

(b) the Surrender Charge Cap.

We will not assess a surrender charge beginning in the eighth contract year.  We will not deduct a surrender charge from the contract value for any amount of a cash surrender which is exempt from the surrender charge as described in Section 7.

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SECTION 1. CONTRACT DATA (CONTINUED)
DATE PREPARED:05/01/2011

ANNUITANT              CONTRACT NUMBER
                John Doe9999999

Investment Options

[KCL Fixed Account

Sub-accounts that invest in the Kansas City Life Variable Annuity Separate Account:
Invesco V.I. Capital Appreciation Fund – Series I Shares
Invesco V.I. Core Equity Fund – Series I Shares
Invesco V.I. Technology Fund – Series I Shares
American Century VP Capital Appreciation Fund – Class I
American Century VP Income & Growth Fund – Class I
American Century VP International Fund – Class I
American Century VP Mid Cap Value Fund – Class I
American Century VP Ultra® Fund – Class I
American Century VP Value Fund – Class I
American Century VP Inflation Protection Fund – Class II
Calamos Growth and Income Portfolio
Dreyfus Appreciation Portfolio – Initial Shares
Dreyfus Opportunistic Small Cap Portfolio – Initial Shares
Dreyfus Stock Index Fund, Inc. – Initial Shares
The Dreyfus Socially Responsible Growth Fund, Inc. – Initial Shares
Federated Capital Appreciation Fund II
Federated High Income Bond Fund II
*Federated Prime Money Fund II
Fidelity VIP Contrafund® Portfolio – Service Class 2
Fidelity VIP Freedom Income Portfolio – Service Class 2
Fidelity VIP Freedom 2010 Portfolio – Service Class 2
Fidelity VIP Freedom 2015 Portfolio – Service Class 2
Fidelity VIP Freedom 2020 Portfolio – Service Class 2
Fidelity VIP Freedom 2025 Portfolio – Service Class 2
Fidelity VIP Freedom 2030 Portfolio – Service Class 2
Fidelity VIP Freedom 2035 Portfolio – Service Class 2
Fidelity VIP Freedom 2040 Portfolio – Service Class 2
Fidelity VIP Freedom 2045 Portfolio – Service Class 2
Fidelity VIP Freedom 2050 Portfolio – Service Class 2
Franklin Global Real Estate Securities Fund – Class 2
Franklin Small-Mid Cap Growth Securities Fund – Class 2
Templeton Developing Markets Securities Fund – Class 2
Templeton Foreign Securities Fund – Class 2
JPMorgan Insurance Trust Mid Cap Value Portfolio – Class 1 Shares
JPMorgan Insurance Trust Small Cap Core Portfolio – Class 1 Shares
JPMorgan Insurance Trust U.S. Equity Portfolio – Class 1 Shares
MFS Growth Series – Initial Class Shares
MFS Research Series – Initial Class Shares
MFS Research Bond Series – Initial Class Shares
MFS Strategic Income Series – Initial Class Shares
MFS Total Return Series – Initial Class Shares
MFS Utilities Series – Initial Class Shares
Seligman Capital Portfolio – Class 2
Seligman Communications and Information Portfolio – Class 2
Seligman Smaller-Cap Value Portfolio – Class 2

*The Federated Prime Money Fund II subaccount is referred to in this contract as the money market subaccount.]

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Section 2:  Definitions

The following are key words used in this contract and are important in describing both your rights and ours.  As you read this contract, refer back to these definitions.

2.1  Accumulation Unit
An accounting unit used to calculate the variable account value.  It is a measure of the net investment results of each of the variable sub-accounts.

2.2  Age
Age means the age on the Annuitant’s last birthday as of each contract anniversary.  This contract is issued at the age last birthday shown in Section 1, Contract Data which is the Annuitant’s age on the contract date. If the contract date falls on the birthday of the Annuitant, the age will be the age attained by the Annuitant on the contract date.

2.3  Annual Administration Fee
This is a level charge we deduct from the contract value at the beginning of each contract year to compensate us for the costs associated with administration of the contract.

2.4  Annuitant
The person on whose life the annuity benefit for this contract is based.

2.5  Asset-Based Administration Charge
This is a percentage charge we deduct on a daily basis from the assets of the sub-accounts to compensate us for the costs associated with  administration of the contract.

2.6  Beneficiary
The beneficiary is the person you have designated in the application or in the last beneficiary designation filed with us to receive any proceeds payable under this contract at the death of the Annuitant.

2.7  Cash Surrender Value
The contract value at the time of surrender less applicable surrender charges, contract indebtedness and any premium taxes payable.

2.8  Contract Anniversary
The same day and month as the contract date each year that the contract remains in force.

2.9  Contract Date
The date from which contract months, years and anniversaries are computed.

2.10  Contract Value
The sum of the fixed account value and the variable account value.  These values are described in more detail in the Contract Values Section of this contract.

2.11  Contract Year
Any period of twelve months starting with the contract date and each contract anniversary thereafter.

2.12  Fixed Account
An account that is part of our general account, and is not part of or dependent on the investment performance of the variable account.

2.13 Fixed Account Value
The contract value in the fixed account.

2.14  Maturity Date
The date when the contract value will be applied under a life payment option, unless you have elected to receive the cash surrender value as a lump sum payment or under a non-life payment option.  For qualified and non-qualified contracts, the latest maturity date is the later of the contract anniversary following the Annuitant’s 85th birthday or the tenth anniversary of the contract.  However, qualified contracts may be required to begin distributions at age 70 1/2.

2.15  Mortality and Expense Risk Charge
This is a charge we deduct from the assets of the sub-accounts to compensate us for our guarantee to pay a death benefit (as provided in Section 3.3, Proceeds Payable at Death) if the Annuitant dies before the maturity date, and for the risk that the Annuitant may live for a longer period of time than estimated when the guarantees in the contract were established.  In addition, the mortality and expense risk charge compensates us for the risk that the annual administration fee, asset-based administration charge and transfer processing fee may be insufficient to cover actual expenses.

2.16  Net Investment Factor
The ratio of the sub-account performance of the current valuation day to the immediately prior valuation day. The sub-account performance includes gains or losses in the sub-accounts, dividends paid, any capital gains or losses, any taxes, mortality and expense risk charges, and asset-based administration charges.

2.17  Owner
The person entitled to exercise all rights and privileges provided in the contract.

2.18  Proceeds
The total amount we are obligated to pay under the terms of this contract.

2.19  Redetermination Dates
The dates, shown in Section 1, Contract Data, upon which the guaranteed interest rate for the fixed account will be redetermined.

2.20  Sub-Accounts
The division of accounts making up the variable account. The assets of each sub-account are invested in a corresponding portfolio of a designated mutual fund.  The sub-accounts are shown in Section 1, Contract Data.

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Section 2:  Definitions (continued)

2.21  Valuation Day
Each day on which both the New York Stock Exchange and Kansas City Life are open for business.

2.22  Valuation Period
The interval of time commencing at the close of business on one valuation day and ending at the close of business on the next succeeding valuation day.

2.23  Variable Account
The Kansas City Life Variable Annuity Separate Account.  This is not part of our general account.  The variable account has sub-accounts each of which is invested in a corresponding portfolio of a designated mutual fund.

2.24  Variable Account Value
The total value of a contract allocated to sub-accounts of the variable account.

2.25  We, Our, Us
Kansas City Life Insurance Company.

2.26  Written Notice
A written notice or notice in a form satisfactory to us, which is signed by the owner and received at the Home Office.

2.27  You, Your
The owner of this contract. The owner may be someone other than the Annuitant.

Section 3:  Contract Proceeds

3.1  Payment of Proceeds
We will pay the proceeds as a monthly life income to the Annuitant if living on the maturity date, or you may elect to receive the proceeds as a lump sum payment. You may also elect to apply proceeds at maturity as described in Section 3.4.

If the Annuitant dies prior to the maturity date, we will pay the proceeds to the beneficiary upon receiving proof of the Annuitant's death while this contract is in force.  The proceeds will be paid to the beneficiary in a lump sum unless you or the beneficiary elect a settlement option.

At any time prior to the maturity date, subject to your written notice, you may receive the cash surrender value in a single sum, or you may have the proceeds applied as described in Section 3.4.

Once a monthly life income becomes payable you may not make any election regarding payment of the proceeds other than the right to change the beneficiary or contingent payee.

If you elect to receive proceeds under a payout option, we may require proof that the Annuitant is living.

We reserve the right to require that this contract be returned to us when the surrender or death proceeds are paid.

To the extent permitted by law, proceeds will not be subject to any claims of your creditors or the beneficiary's creditors.

3.2  Proceeds Payable at Maturity
The monthly life income payable on the maturity date will be purchased using the monthly life income factor shown in Section 1, Contract Data.

If the payout rates in use by us at the time proceeds become payable are more favorable than the monthly life income factor shown in Section 1, Contract Data, we will provide a life income using the more favorable rates.

The monthly life income purchased by the contract value will continue for a minimum of 120 months and as long thereafter as the Annuitant lives.  If the Annuitant dies before receiving a total of 120 monthly payments, we will continue to make monthly payments to the beneficiary until a total of 120 payments have been made.  The beneficiary may elect in writing to receive the present value of any remaining guaranteed payments in a single sum.

You may also elect to apply proceeds at maturity as described in Section 3.4.

3.3  Proceeds Payable at Death
The proceeds payable if the Annuitant dies prior to the maturity date will be the greater of:

(1)	the guaranteed death benefit less any indebtedness; or

(2)	the contract value, less any indebtedness, on the date we receive due proof of the Annuitant’s death.

On the contract date, the guaranteed death benefit is equal to the initial premium payment.  Any subsequent premium payment will immediately increase the guaranteed death benefit by the amount of the premium payment.  Any partial surrender will decrease the guaranteed death benefit by the same percentage that the surrender decreases the contract value.

3.4  Proceeds Applied Under Settlement Options
Prior to the Annuitant's death, you may elect to apply maturity or surrender proceeds under any settlement option described in Section 10.  The amount of proceeds will be equal to:

(1)	the cash surrender value if you choose Option 1, 2 or 3; or

(2)	the contract value, less any indebtedness, if you choose any other option.

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Section 3:  Contract Proceeds (continued)

3.5  Proceeds Payable Upon Surrender
The proceeds payable upon surrender will be the cash surrender value as defined in Section 7.6.

The amount of proceeds payable under the Partial Surrender provision is defined in Section 7.7.

Section 4:  General Provisions

4.1  Contract
This contract and application are the entire contract.  This contract is issued in consideration of the application and payment of the premiums.  A copy of the application is attached when the contract is issued. In the absence of fraud, all statements made in the application either by you or by the Annuitant will be considered representations and not warranties.  Statements may be used to contest a claim or the validity of this contract only if they are contained in the application.

4.2  Authority to Change Contract
No change or waiver of any provisions of this contract will be valid unless made in writing by us and signed by our President, Vice President, Secretary or Assistant Secretary.  No agent or other person has authority to change or waive any provision of your contract.

4.3  Modifications
Upon notice to you, we may modify the contract, but only if such modification is necessary to:

(1)	make the contract or the variable account comply with any law or regulation issued by a governmental agency to which we are subject; or

(2)	assure continued qualification of the contract under the Internal Revenue Code or other federal or state laws relating to retirement annuities or variable annuity contracts; or

(3)	reflect a change in the operation of the variable account; or

(4)	provide additional variable account and/or fixed accumulation options.

We reserve the right to modify the contract as necessary to attempt to prevent the contract owner from being considered the owner of the assets of the variable account.

In the event of any such modification, we will issue an appropriate endorsement to the contract, if required.

4.4  Incontestability
After this contract has been in force during the Annuitant's lifetime for two years from the contract date, we cannot contest this contract except for the nonpayment of premiums.

4.5  Age and Sex
This contract is issued at the age shown in Section 1, Contract Data which is the Annuitant's age last birthday on the contract date. If the contract date falls on the birthday of the Annuitant, the age will be the age attained by the Annuitant on the contract date.

If the Annuitant's age or sex has been incorrectly stated, the benefits under this contract will be those the proceeds applied would have purchased for the correct age and sex.

If the incorrect statement is not discovered until after payments have begun:

(1)	any overpayment by us will be deducted from the next succeeding payment or payments as they fall due; or

(2)	any underpayment by us will be paid in one sum to the Annuitant.

In either case, interest will be payable at the rate of 3% per year compounded annually.

4.6  Option to Change Maturity Date
You may elect a new maturity date at any time by making a written notice to us at our Home Office subject to the following limitations:

(1)	your written notice must be received by us at least 30 days before the current maturity date;

(2)	the requested maturity date must be a date that is at least 30 days after receipt of your written notice;

(3)	the requested maturity date cannot exceed the later of the contract anniversary following the Annuitant’s 85th birthday, or the tenth anniversary of the contract; and

(4)	the requested maturity date must be no later than any earlier maturity date required by law.

We may require that the contract be submitted for endorsement to show the change.

If you elect a new maturity date, the monthly life income factor will be as shown in Table B of Section 10, Settlement Options.

4.7  Contract Termination
We reserve the right to terminate this contract and pay the cash surrender value if all of the following occur simultaneously:

(1)	no premiums have been paid for at least two years;

(2)	the contract value is less than $2,000; and

(3)	the total premiums paid, less any partial surrenders, is less than $2,000.

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Section 4:  General Provisions (continued)

We will mail notice to you of our intention to terminate the contract at least six months in advance.  We reserve the right to terminate on the date specified in the notice, unless we receive an additional premium payment before the termination date specified in the notice or the contract value has increased to the amount specified above.  This additional premium payment must be for at least the minimum premium amount we will accept.

4.8  Contract Loans
If your contract has been purchased as a tax sheltered annuity as described in Section 403(b) of the Internal Revenue Code, as amended, that is not part of a plan that is subject to the Employee Retirement Income Security Act of 1974, you will have the option of taking a contract loan at any time after the first contract year. The loan requirements will be contained in an endorsement attached to this contract if your contract has been purchased in this tax sheltered market.

4.9  Nonparticipating
This contract will not participate in any of our profits, losses or surplus earnings.

4.10  Annual Report
At least annually we will send you a report showing the following:

(1)	the contract value;

(2)	the cash surrender value; and

(3)	any other information required by law or regulation.

Upon receiving your written notice, we will send you a report at any other time during the year for a reasonable charge as determined by us.

4.11  Basis of Computation
Our calculation of guaranteed fixed account values is based on the guaranteed interest rate for the fixed account described in Section 7.3, Guaranteed Interest Rate for the Fixed Account.  The reserves and guaranteed fixed account values will never be less than the minimum required by law of the state in which this contract is delivered.

Section 5:  Premium Provisions

5.1  Flexible Premium Provision
Your first premium must be paid when the contract is delivered.  Premiums after the first may be paid at any time while the contract is in force prior to the maturity date.  These premiums may vary in amount at your option except that we reserve the right to require that the premium payment be at least $50 monthly or $600 annually.

All premiums after the first are payable at the Home Office or to a representative authorized to receive premiums.  A receipt signed by us will be furnished on request.
Additional premiums may be paid at any time.  We reserve the right to limit the number and amount of additional premium payments.

5.2  Nonpayment of Premiums
If premiums for this contract cease, we will continue the contract subject to Section 4.7, Contract Termination.  The monthly income payable on the maturity date will be as described in Section 3.2, Proceeds Payable at Maturity.

Section 6:  Ownership, Assignment and Beneficiary Provisions

6.1  Ownership
The Annuitant is the owner unless otherwise provided in the application.  As owner, you may exercise every right provided by your contract.  These rights and privileges end at the Annuitant’s death.

The consent of the beneficiary is required to exercise these rights if you have not reserved the right to change the beneficiary.

6.2  Change of Ownership
You may change the ownership of this contract by giving written notice to us at our Home Office.  The change will be effective on the date your written notice was signed but will have no effect on any payment made or other action taken by us before we receive it. We may require that the contract be submitted for endorsement to show the change.

Certain federal income tax consequences may apply to a change of ownership on non-qualified contracts.  Therefore, you should consult with your tax advisor before requesting any change of ownership on a non-qualified contract.

6.3  Assignment
An assignment is a transfer of some or all of your rights under this contract.  No assignment will be binding on us unless made in writing and filed at our Home Office.  We assume no responsibility for the validity or effect of any assignment.

Certain federal income tax consequences may apply to an assignment.  Therefore, you should consult with your tax advisor before requesting any assignment.

6.4  Beneficiary
The beneficiary is shown on the application or in the last beneficiary designation filed with us.  Death proceeds will be paid to the beneficiary except as provided in this Section.

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Section 6:  Ownership, Assignment and Beneficiary
Provisions (continued)

If any beneficiary dies before the Annuitant, that beneficiary's interest will pass to any other beneficiaries according to their respective interest.

If all beneficiaries die before the Annuitant, we will pay the death proceeds to you, if living, otherwise to your estate or legal successors.

Unless you have waived the right to do so, you may change the beneficiary by filing a written notice in a form satisfactory to us.  In order to be effective, the written notice for change of beneficiary must be signed while your contract is in force and the Annuitant is living.  The change will be effective on the date your written notice was signed but will have no effect on any payment made or other action taken by us before we receive it.

The interest of any beneficiary will be subject to:

(1)	any assignment of this contract which is binding on us; and

(2)	any optional settlement agreement in effect at the Annuitant’s death.

6.5  Simultaneous Death of Beneficiary and Annuitant
Death proceeds will be paid as though the beneficiary died before the Annuitant if:

(1)	the beneficiary dies at the same time as or within 15 days of the Annuitant’s death; and

(2)	we have not paid the proceeds to the beneficiary within this 15-day period.

Section 7:  Contract Values

7.1  Contract Value
On the contract date the contract value equals:

(1)	the initial premium paid; less

(2)	the annual administration fee shown in Section 1, Contract Data.

On any day after the contract date the contract value is equal to the fixed account value plus the variable account value.  The annual administration fee shown in Section 1, Contract Data, if applicable, will be deducted from the contract value at the beginning of each contract year.

7.2  Fixed Account Value
On the contract date the fixed account value equals:

(1)	the portion of the premium allocated to the fixed account; less

(2)	the portion of the annual administration fee allocated to the fixed account.

On each valuation day the fixed account value will be equal to:

A + B + C - D - E - F

"A" is the fixed account value on the preceding valuation date plus interest from the preceding valuation date to the date of calculation.

"B" is the portion of the premiums allocated to the fixed account and received since the preceding valuation date, plus interest from the date such premiums were received to the date of calculation.

“C” is the amount of any transfers from the sub-accounts to the fixed account, plus interest on such transferred amounts from the effective dates of such transfers to the date of calculation.

“D” is the amount of any transfers from the fixed account, to the sub-accounts since the preceding valuation date, plus interest on such transferred amount from the effective dates of such transfers to the date of calculation.

“E” is the amount of any partial surrenders and any applicable surrender charge from the fixed account since the preceding valuation period, plus interest on these surrendered amounts from the effective date of the partial surrenders to the date of calculation.

“F” is the annual administration fee shown in Section 1, Contract Data.

7.3  Guaranteed Interest Rate for the Fixed Account
The guaranteed interest rate for the fixed account, shown in Section 1, Contract Data, is in effect from the contract date to the first redetermination date, shown in Section 1, Contract Data.  On each redetermination date, a redetermined guaranteed interest rate for the fixed account will take effect.  The redetermined guaranteed interest rate for the fixed account is based on the 5-year Constant Treasury Maturity monthly average rate for November of the previous calendar year published by the Federal Reserve, known hereafter in this provision as the Treasury Rate.  The redetermined guaranteed interest rate for the fixed account will be calculated as the Treasury Rate rounded to the nearest five-hundredths of one percent (0.05%) reduced by 1.25%, and will be at least 1% and not more than 3%.

We will notify you when your guaranteed interest rate for the fixed account is redetermined.

7.4  Interest Rate for Fixed Account Value
The value in the fixed account is guaranteed to accumulate at a minimum effective annual interest rate no less than the guaranteed interest rate for the fixed account. We may credit a rate in excess of the guaranteed interest rate for the fixed account while the contract is in force and before the maturity proceeds have been paid.

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Section 7:  Contract Values (continued)

We may change the interest rate credited to new deposits at any time. We will not change the interest rate credited to funds in the fixed account more often than once each year.

7.5 Variable Account Value
The variable account value is the sum of the values of the sub-accounts under this contract as shown in Section 1, Contract Data.

On the contract date the value of each sub-account equals:

(1)	the portion of the initial premium allocated to the sub-account; less

(2)	the portion of the annual administration fee, mortality and expense risk charge and asset-based administration charge allocated to the sub-accounts.

7.6  Cash Surrender
At any time before the earlier of your death, the Annuitant’s death or the maturity date, you may request a surrender of this contract for its full cash surrender value by submitting your written notice to us. When you request a full surrender of the contract you will receive 10% of the contract value without a surrender charge, provided you have not exercised the partial surrender provision or have not participated in the systematic partial surrender plan during the current contract year.

The cash surrender value of this contract is:

(1)	the contract value of this contract at the time of surrender; less

(2)	any applicable surrender charge (shown in Section 1, Contract Data); less

(3)	any contract indebtedness; less

(4)	any premium taxes payable.

The cash surrender value will be determined on the date written notice of surrender and the contract are received at our Home Office.  The cash surrender value will be paid in a lump sum unless you request payment under a payment option.

Certain federal income tax consequences may apply to a cash surrender of the contract.  Therefore, you should consult with your tax advisor before requesting a surrender.

7.7  Partial Surrender
At any time before the earlier of the death of the Annuitant or the maturity date, you may surrender up to 10% of the contract value each contract year and have the proceeds paid to you in a lump sum without incurring a surrender charge. However, any surrender in excess of 10% during a contract year will be subject to the surrender charge.  The minimum distribution requested must be for at least $100. We will surrender the amount requested from the contract value on the day written notice for the surrender is received at our Home Office.  Any applicable surrender charge will be deducted from the remaining contract value.  If the remaining contract value is less than the surrender charge, the amount surrendered will be reduced.  You may specify the specific amount to be surrendered from certain sub-accounts or the fixed account.

After the surrender charge described in Section 1, Contract Data reaches zero, we will not make an adjustment on partial surrenders regardless of the amount of contract value surrendered.

We will pay you the amount requested and cancel units equal to the amount surrendered from the sub-accounts and/or the fixed account according to your instructions.  In the event that the amount to be surrendered exceeds the sub-account(s) value and/or the fixed account value, we will process the surrender for the amount available and contact you for further instructions.

The option to elect a 10% free partial surrender is limited to one per contract year, even if the amount surrendered during that year is less than 10% of the contract value.  If you are participating in the systematic partial surrender plan, that is considered the one free partial surrender for the contract year.

Certain federal income tax consequences may apply to partial surrenders from the contract.  Therefore, you should consult with your tax advisor before requesting any partial surrenders.

7.8  Systematic Partial Surrender
The systematic partial surrender plan enables you to pre-authorize a periodic exercise of the partial surrender right.  If you enter into this plan, you can instruct us to surrender a requested dollar amount from the contract on a monthly, quarterly, semi-annual or annual basis once each contract year. The minimum distribution requested must be for at least $100.  The maximum amount which can be surrendered under the plan without a surrender charge is 10% of the contract value as of the time the systematic plan is elected.  In subsequent years the amount which can be surrendered under the plan without a surrender charge is 10% of the contract value at the beginning of each contract year.

We will notify you if the total amount to be surrendered in a subsequent contract year will exceed 10% of the contract value as of the beginning of such contract year.  Unless you instruct us to reduce the surrender amount for that year so that it does not exceed the 10% limit, we will continue to process surrenders for the designated amount.  Once the amount of the surrender exceeds the 10% limit, we will deduct the applicable surrender charge from the remaining payments made during that contract year.

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Section 7:  Contract Values (continued)

Any other surrender in a year when the systematic partial surrender plan has been utilized will be subject to the surrender charge.

We will pay you the amount requested and cancel units equal to the amount surrendered from the sub-accounts and/or the fixed account according to your instructions.  In the event that the amount to be surrendered exceeds the sub-account(s) value and/or the fixed account value, we will process the surrender for the amount available and contact you for further instructions.

The option to elect the 10% free systematic partial surrender plan is limited to one per contract year, even if the amount surrendered during that year is less than 10% of the contract value.

After the surrender charge described in Section 1, Contract Data reaches zero, we will not make an adjustment on partial surrenders regardless of the amount of contract value surrendered.

Systematic partial surrenders may be discontinued by you at any time upon written request to us at our Home Office.

Certain federal income tax consequences may apply to systematic partial surrenders from the contract. Therefore, you should consult with your tax advisor before requesting any systematic partial surrenders.

7.9  Nursing Home Waiver
If we receive satisfactory proof that the Owner is admitted to a licensed nursing home, up to the full contract value, less any indebtedness, may be paid out equally over at least a three year period with no surrender charges.  The Owner must be confined for at least 90 days before the surrender charges will be waived.

7.10 Time Period for Payment
Any partial surrender, cash surrender value or death benefit will usually be paid within seven days of receiving your written request in our Home Office, or receipt and filing of due proof of death.  However, we have the right to suspend or delay the date of any surrender, partial surrender or death benefit payment from the sub-accounts for any period during which:

(1)
the New York Stock Exchange is closed, other than customary weekend and holiday closings, or trading on the New York Stock Exchange is restricted as determined by the Securities and Exchange Commission; or

(2)	the Securities and Exchange Commission permits by an order the postponement for the protection of contract owners; or

(3)
The Securities and Exchange Commission determines that an emergency exists that would make the disposal of securities held in the variable account or the determination of the value of the variable account’s net assets not reasonably practicable.

For any surrender, partial surrender or transfer from the fixed account, we have the right to postpone making a payment to you for not more than six months from the date of written notice. If payment is not made within 30 days after receipt of documentation necessary to complete the transaction, or such shorter period required by a particular jurisdiction, interest will be added to the amount paid from the date of receipt of documentation at 3% or such higher rate required for a particular state.

Section 8:  The Variable Account

8.1  General Description
The name of the variable account is the Kansas City Life Variable Annuity Separate Account.  The income, gains and losses, whether or not realized, from assets allocated to the variable account are credited or charged against the variable account without regard to our other income, gains or losses.  The portion of the assets of the variable account equal to the reserves and other contract liabilities with respect to the variable account will not be chargeable with liabilities arising out of any other business we may contract.

The assets of the variable account are segregated by investment options, thus establishing a series of sub-accounts within the variable account.

When permitted by law, we reserve the right to:

(1)	create new variable accounts;

(2)	combine variable accounts;

(3)	remove, combine or add sub-accounts and make the new sub-accounts available to you at our discretion;

(4)	substitute shares of another portfolio of the funds or shares of another investment company for those of the funds;

(5)	add new portfolios to the funds;

(6)	deregister the variable account under the Investment Company Act of 1940 if registration is no longer required;

(7)	make any changes required by the Investment Company Act of 1940; and

(8)	operate the variable account as a managed investment company under the Investment Company Act of 1940 or any other form permitted by law.

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Section 8:  The Variable Account (continued)

If a change is made, we will send you a revised prospectus and any notice required by law.  If required, we would first seek the approval of the Securities and Exchange Commission, and when required, the appropriate state regulatory authorities before making a change in the investment options.

8.2  Sub-Accounts
The sub-accounts are separate investment accounts.  They are named in Section 1, Contract Data.

The sub-account values will fluctuate in accordance with the investment experience of the applicable portfolio of the fund held within the sub-account.

The sub-account value is determined by multiplying the number of accumulation units credited to the sub-account by the appropriate accumulation unit value.

The number of accumulation units to be purchased or redeemed in a transaction is found by dividing:

(1)	the dollar amount of the transaction; by

(2)	the sub-account’s unit value for the valuation period for that transaction.

The number of units in any sub-account will be increased at the end of the valuation period by any premiums allocated to the sub-account during the current valuation period and by any transfers to the sub-account from another sub-account or from the fixed account during the current valuation period.  The number of units in any sub-account will be decreased at the end of the valuation period by any amounts transferred from the sub-account to another sub-account or the fixed account or surrendered during the current valuation period.  The number of units in any sub-account will also be reduced at the beginning of each contract year by a pro-rata share of the $30 annual administration fee.  The annual administration fee will reduce the sub-account units in proportion to each sub-account’s value to the entire contract value.

The value of an accumulation unit for each of the sub-accounts has been arbitrarily set at $10 when the first investments were bought.  The value for any later valuation period is equal to:

A  x  B

“A” is equal to the sub-account’s accumulation unit value for the end of the immediately preceding valuation day.

“B” is equal to the net investment factor for the most current valuation day.

The net investment factor equals:

X     -      Z
Y

“X” equals the sum of:

(1)	the net asset value per accumulation unit held in the sub-account at the end of the current valuation day; plus

(2)	the per accumulation unit amount of any dividend, or capital gain distribution on shares held in the sub-account during the current valuation day; less

(3)	the per accumulation unit amount of any capital loss distribution on shares held in the sub-account during the current valuation day; less

(4)	the per accumulation unit amount of any taxes or any amount set aside during the valuation day as a reserve for taxes.

“Y” equals the net asset value per accumulation unit held in the sub-account as of the end of the immediately preceding valuation day.

“Z” equals the charges deducted from the sub-account on each valuation period for the asset-based administration charge and the mortality and expense risk charge.

The net investment factor may be greater, less than or equal to one. Therefore, the value of the sub-account may increase, decrease or remain the same.

8.3  Allocations
This contract provides investment options for the amount in the contract value.  Amounts placed in the contract value are allocated to the sub-accounts of the variable account and to the fixed account at your direction.  The initial premium allocation percentages are indicated in the application for this contract, a copy of which is attached.

These percentages will also apply to subsequent premium allocations until you change them. Such allocation percentages may be changed by written notice to us.

Allocation percentages must be zero or a whole number not greater than 100.  The sum of the premium allocation percentages must equal 100.

We reserve the right to limit the number of sub-account allocations in effect at any one time.

8.4  Deductions Made From Sub-Accounts
The mortality and expense risk charge and the asset-based administration charge are deducted from each of the sub-accounts on each valuation day and compensates us for assuming the mortality and expense risks under this contract.  These charges are shown in Section 1, Contract Data.

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Section 9:  Transfer Privilege

9.1  Transfer Fees
Six transfers per year may be made from sub-accounts and the fixed account free of charge.  However, you may make only one transfer from the fixed account each contract year.  Any unused free transfers do not carry over to the next contract year.  Any additional transfers during a contract year will be charged a $25 transfer fee.  For the purpose of assessing a fee, each written request or telephone request is considered to be one transfer.  The processing fee will be deducted from the amount being transferred, or from the remaining contract value, according to your instructions.

9.2  Transfers From Sub-Accounts
After the 10-day right to examine period and prior to the maturity date, you may transfer all or a part of an amount from the value in any sub-account of the variable account to one or more of the sub-accounts of the variable account or to the fixed account.  The minimum amount that you may transfer is the lesser of:

(1)	$250; or

(2)	the total value in that sub-account on that date.

Any transfer that would reduce the amount in a sub-account below $250 will be treated as a transfer request for the entire amount in that sub-account.

A transfer fee may apply as described in Section 9.1, Transfer Fees.

We may suspend or modify this transfer privilege at any time.

9.3  Transfers From The Fixed Account
At your request, you may transfer an amount from the unloaned value in the fixed account to one or more sub-accounts of the variable account.  We must receive the request in writing or other form acceptable to us.  You may make only one transfer from the fixed account each contract year.

The maximum amount you may transfer from the fixed account each contract year will be the greatest of:

(1)	25% of the unloaned fixed account value in the fixed account on the date of transfer (unless the balance after the transfer is less than $250, in which case we will transfer the entire amount); or

(2)	the amount transferred out of the fixed account in the prior contract year; or

(3)	$2,000 (or the unloaned fixed account value, if less).

A transfer fee may apply as described in Section 9.1, Transfer Fees.

Beginning in the 8th contract year, there is no limitation on the amount transferred from the fixed account.

We may suspend or modify this transfer privilege at any time.

Section 10:  Settlement Options

10.1  Payment Options
You may apply proceeds of $2,000 or more which are payable under this contract to any of the following options:

Option 1.  Interest Payments
We will make interest payments to the payee annually or monthly as elected.  Interest on the proceeds will be paid at the guaranteed rate of 1.5% per year and may be increased by additional interest paid annually.  The proceeds and any unpaid interest may be withdrawn in full at any time.

Option 2.  Installments of a Specified Amount
We will make annual or monthly payments until the proceeds plus interest are fully paid.  Interest on the proceeds will be paid at the guaranteed rate of 1.5% per year and may be increased by additional interest.  The present value of any unpaid installments may be withdrawn at any time.

Option 3.  Installments For a Specified Period
Payment of the proceeds may be made in equal annual or monthly payments for a specified number of years.  Interest on the proceeds will be paid at the guaranteed rate of 1.5% per year and may be increased by additional interest.  The present value of any unpaid installments may be withdrawn at any time.  The amount of each payment is shown in Table A.

Option 4.  Life Income
We will pay an income during the payee's lifetime. A minimum guaranteed payment period may be chosen.  Payments received under the Installment Refund Option will continue until the total income payments received equal the proceeds applied.  The amount of each payment is shown in Table B.

Option 5.  Joint and Survivor Income
We will pay an income during the lifetime of two persons and will continue to pay the same income as long as either person is living.  The minimum guaranteed payment period will be ten years.  The amount of each payment is shown in Table C.

If the payout rates in use by us at the time proceeds become payable are more favorable than those shown in Options 4 and 5, we will provide a life income using the more favorable rates.

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Section 10:  Settlement Options (continued)

10.2  Payee
The payee is the person receiving proceeds under a settlement option.  The payee can be you, the Annuitant or a beneficiary.  We will require satisfactory proof of the payee's age under Options 4 and 5.

The contingent payee is the person named to receive proceeds if the payee is not alive.

10.3  Minimum Payments
The payment under any settlement option must be at least $50.  We may make payments less frequently so that each payment is at least $50.

10.4  Choice of Options
You may choose an option by written notice during the Annuitant’s lifetime.  If a settlement option is not in effect at the Annuitant’s death, a choice may be made by the beneficiary.

10.5  Availability of Options
We reserve the right to restrict these options if you designate an executor, administrator, trustee, corporation, partnership or association as the payee.

10.6  Operative Date
The first payment will be payable on the payment mode following the date proceeds become payable.

10.7  Death of Payee
At the death of the payee, any payments remaining will be paid according to the terms of the settlement option chosen, unless the contingent payee elects in writing to receive the present value of any remaining guaranteed payments in a single sum.

If a contingent payee has not been named or does not survive the payee, the following amounts will be paid in one sum to the estate of the payee:

(1)	any amount left on deposit under Option 1; and

(2)	the present value of any remaining guaranteed payments under Options 2 through 5.

If you have not named a contingent payee, or if every contingent payee named by you dies before the payee, you may, by written notice to us, name a new contingent payee. The new contingent payee will receive any amount that would otherwise have been payable to the payee's estate.

10.8  Claims of Creditors
To the extent permitted by law, proceeds will not be subject to any claims of a payee's creditors.

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TABLE A - INSTALLMENT OPTION*
for each $1,000 of Proceeds Applied
Term of Years	Annual	Monthly	Term of Years	Annual	Monthly	Term of Years	Annual	Monthly
1	$1000.00	$83.90	11	$97.83	$8.21	21	$55.04	$4.62
2	503.72	42.26	12	90.33	7.58	22	52.91	4.44
3	338.31	28.39	13	83.98	7.05	23	50.97	4.28
4	255.61	21.45	14	78.55	6.59	24	49.19	4.13
5	206.00	17.28	15	73.84	6.20	25	47.55	3.99

6	172.93	14.51	16	69.72	5.85	26	46.04	3.86
7	149.32	12.53	17	66.09	5.55	27	44.65	3.75
8	131.61	11.04	18	62.86	5.27	28	43.35	3.64
9	117.84	9.89	19	59.98	5.03	29	42.15	3.54
10	106.83	8.96	20	57.38	4.81	30	41.02	3.44

TABLE B - LIFE INCOME OPTIONS*
Monthly Income for each $1,000 of Proceeds Applied
Age	MALE Minimum Guaranteed Payment Period				FEMALE Minimum Guaranteed Payment Period
	None	120 Months	240 Months	Install-ment Refund	None	120 Months	240 Months	Install- ment Refund
50	$3.01	$2.99	$2.92	$2.75	$2.77	$2.76	$2.73	$2.62
51	3.07	3.05	2.97	2.80	2.83	2.82	2.78	2.66
52	3.14	3.12	3.03	2.85	2.89	2.87	2.83	2.70
53	3.21	3.19	3.08	2.90	2.95	2.93	2.88	2.75
54	3.29	3.26	3.14	2.95	3.01	3.00	2.94	2.80

55	3.37	3.34	3.20	3.00	3.08	3.06	3.00	2.85
56	3.45	3.42	3.27	3.06	3.15	3.13	3.05	2.90
57	3.54	3.50	3.33	3.11	3.23	3.21	3.12	2.95
58	3.64	3.59	3.39	3.17	3.31	3.28	3.18	3.01
59	3.74	3.68	3.46	3.23	3.39	3.36	3.24	3.06

60	3.85	3.78	3.52	3.30	3.48	3.45	3.31	3.12
61	3.96	3.88	3.59	3.36	3.58	3.54	3.38	3.19
62	4.08	3.99	3.65	3.43	3.68	3.63	3.45	3.25
63	4.21	4.11	3.72	3.51	3.79	3.73	3.52	3.32
64	4.35	4.23	3.79	3.58	3.90	3.84	3.59	3.39

65	4.50	4.35	3.85	3.66	4.02	3.95	3.66	3.47
66	4.66	4.48	3.91	3.74	4.15	4.07	3.74	3.54
67	4.83	4.62	3.97	3.83	4.29	4.19	3.81	3.63
68	5.01	4.76	4.03	3.91	4.44	4.33	3.88	3.71
69	5.20	4.91	4.08	4.00	4.60	4.46	3.94	3.80

70	5.41	5.06	4.13	4.10	4.78	4.61	4.01	3.89
71	5.62	5.22	4.18	4.20	4.96	4.76	4.07	3.99
72	5.85	5.38	4.23	4.30	5.17	4.93	4.13	4.09
73	6.10	5.54	4.26	4.41	5.39	5.09	4.18	4.19
74	6.36	5.71	4.30	4.52	5.62	5.27	4.23	4.30

75	6.65	5.88	4.33	4.63	5.88	5.45	4.27	4.42

TABLE C - JOINT AND SURVIVOR OPTION*
Monthly Income - Ten Year Guaranteed Payment Period
for each $1,000 of Proceeds Applied
Male	Female Age
Age	50	55	60	65	70	75
50	$2.52	$2.64	$2.75	$2.83	$2.89	$2.94
55		2.76	2.92	3.05	3.16	3.24
60			3.07	3.28	3.45	3.59
65				3.49	3.76	3.99
70					4.04	4.41
75						4.78

*Amounts not shown for available options will be furnished on request.

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Flexible Premium Variable
Annuity Contract  -
Nonparticipating

Annuity proceeds payable at maturity date.  Death proceeds
payable in event of death of Annuitant prior to maturity date.
Flexible premiums payable until maturity date or prior death of
Annuitant.

If you have any questions concerning this contract or if anyone suggests that you change or replace this contract, please contact your Kansas City Life agent or the Home Office of the Company.

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